Exhibit 99.2

Old Line Bancshares, Inc. & Subsidiary
Pro Forma
Consolidated Balance Sheet

September 30, 2008	Actual	Adjustments	Pro-Forma
			(Unaudited)
Assets
Cash and due from banks	$3,949,847		$3,949,847
Federal funds sold	21,904,173		21,904,173
Total cash and cash equivalents	25,854,020		25,854,020
Time deposits in other banks	-		-
Investment securities available for sale (1	8,751,056	7,000,000	15,751,056
Investment securities held to maturity	9,847,243		9,847,243
Loans, less allowance for loan losses	223,531,239		223,531,239
Restricted equity securities at cost	2,126,550		2,126,550
Investment in real estate LLC	811,925		811,925
Bank premises and equipment	4,801,831		4,801,831
Accrued interest receivable	992,284		992,284
Deferred income taxes	186,948		186,948
Bank owned life insurance	8,013,389		8,013,389
Other assets	1,042,618		1,042,618
	$285,959,103	$7,000,000	$292,959,103

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$35,483,127		$35,483,127
Interest-bearing	176,913,764		176,913,764
Total deposits	212,396,891		212,396,891
Short-term borrowings	23,310,048		23,310,048
Long-term borrowings	15,000,000		15,000,000
Accrued interest payable	653,738		653,738
Income tax payable	48,609		48,609
Other liabilities	559,142		559,142
	251,968,428		251,968,428

Stockholders' Equity
Preferred Stock, $0.01 par value; authorized 1,000,000 shares; issued and outstanding 7,000 Series A, with a redemption and liquidation value of $1,000 per share.	-	70	70
Additional paid-in capital preferred stock (2	-	6,698,497	6,698,497
Common stock, par value $0.01 per share; authorized 15,000,000 shares; issued and outstanding 3,859,117 in 2008, and 4,075,849 in 2007	38,591		38,591
Additional paid-in capital common stock	28,802,634		28,802,634
Warrants to purchase 143,247 of common stock (3	-	301,433	301,433
Retained earnings	5,175,823		5,175,823
	34,017,048	7,000,000	41,017,048
Accumulated other comprehensive income	(26,373)		(26,373)
	33,990,675		40,990,675
	$285,959,103	$7,000,000	$292,959,103